Exhibit 10.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to the Employment Agreement is dated as of November 7, 2014 between Inovio Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Peter Kies (“Executive”).
Recitals:
WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of December 27, 2010, as amended on December 31, 2012 (the “Employment Agreement”), which specifies various terms and conditions of Executive’s employment with the Company; and
WHEREAS, the Company considers it essential to its best interests and that of its stockholders to foster the continued employment of key management personnel; and
WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions that it may give rise to among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;
WHEREAS, the Board, acting through its Compensation Committee, has determined that appropriate steps should be taken to compensate Executive for Executive’s continued attention and dedication in the face of potentially distracting circumstances arising from the possibility of a change in control of the Company; and
WHEREAS, in order to induce Executive to remain in the employ of the Company and in consideration of Executive’s undertakings set forth herein, the Company agrees that Executive shall receive the change of control benefits set forth in this Amendment under the circumstances described below;
NOW THEREFORE, the Company and Executive agree to amend the Employment, effective as of the date specified below, as follows:
1.The Employment Agreement is hereby amended to create new Sections 7A and 7B, which shall be inserted into the Employment Agreement after Section 7 and before Section 8 and shall provide in their entirety as follows:
7A.    Change in Control Provisions.
a.    Effect of Termination Following Change in Control. If, within the six-month period prior to or within 12 months following a Change in Control (as defined below), Executive becomes no longer employed by the Company or its acquiror or successor or any affiliate thereof as a result of a termination of Executive’s employment either as a Termination Without Cause or a Termination

For Good Reason, Executive shall be entitled to receive (i) the payments and other rights provided in Section 7(c) hereof and (ii) a lump sum cash severance payment, paid within 15 days after the later of the date of termination or the date of the Change in Control, equal to the sum of Executive’s monthly base salary (as in effect immediately prior to such termination) and the Pro‑Rata Bonus Amount (as defined below) multiplied by 12, but discounted to present value from the dates such payments would be made if paid on a monthly basis for such 12-month period, based on the 100% short‑term Applicable Federal Rate (compounded annually) under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect at the time of payment.
b.    Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon:
(i)    an acquisition subsequent to the date hereof by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (“Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company;
(ii)    a change in the composition of the Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section 7A(b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two‑thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;
(iii)    the approval by the stockholders of the Company of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 51% or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either the Company or another company) or cash or other property;
(iv)    the approval by stockholders of the Company of the issuance of shares of Common Stock in connection with a merger, consolidation, reorganization or similar corporate transaction in an amount in excess of 49% of the number of shares of Common Stock outstanding immediately prior to the consummation of such transaction; or
(v)    the approval by the stockholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company.
c.     For the purposes of this Agreement, “Pro Rata Bonus Amount” shall mean one-twelfth of the greater of (A) the most recent annual cash bonus paid to Executive prior to the date of his termination, or (B) the average of the three most recent annual cash bonuses paid to Executive prior to the date of his termination. The rights of Executive and the obligations of the Company under this Section 7(c) shall remain in full force and effect notwithstanding the expiration of the Term, whether by failure of the Board to extend such Term or otherwise, and the failure of the Board to extend such Term shall be deemed a Termination Without Cause under this Section 7A(c).
d.    Executive shall not be entitled to any compensation under this Section 7A unless Executive executes and delivers the Release to the Company in form and substance satisfactory to the Company, by which Executive releases the Company from any obligations and liabilities of any type whatsoever, except for the Company’s obligation to provide the compensation and benefits specified in Section 7 and this Section 7A. The parties hereto acknowledge that the payments to be provided under this Section 7A are to be provided in consideration for the Release.
7B.    Notwithstanding any provisions of Section 7 or 7A to the contrary:
a.    If any of the payments or benefits received or to be received by Executive in connection with Executive’s termination of employment in respect of a Change in Control, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (all such payments and benefits, being hereinafter referred to as the “Total Payments”), would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, Executive shall receive the Total Payments and be responsible for the Excise Tax; provided, however that Executive shall not receive the Total Payments and the Total Payments shall be reduced to the Safe Harbor Amount (defined below) if (1) the net amount of such Total Payments, as so reduced to the Safe Harbor Amount (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (2) the net amount of such Total Payment without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments). The “Safe Harbor Amount” is the amount to which the Total Payments would hypothetically have to be reduced so that no portion of the Total Payments would be subject to the Excise Tax.
b.    For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (1) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (2) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and Executive, shall be selected. The fees and expenses of Tax Counsel and the Auditor shall be paid by the Company.
c.    In the event it is determined that the Safe Harbor Amount is payable to Executive, then the severance payments provided under Sections 7(c) and 7A that are cash shall first be reduced on a pro rata basis, and the non-cash severance payments shall thereafter be reduced on a pro rata basis, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.
2.    All provisions of the Employment Agreement, as amended by this Amendment, that, by their terms, whether express or implied, are intended to continue beyond the termination of Executive’s employment shall thereafter continue in effect.
3.    The parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the Employment Agreement shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent amended, modified, deleted or revised herein.
(Signature page follows.)

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Employment Agreement on the date first above written.

INOVIO PHARMACEUTICALS, INC.

By:    /s/ J. JOSEPH KIM
J. Joseph Kim
President and CEO

EXECUTIVE:

/s/PETER KIES
Peter Kies

DM3\2918545.5

5